                                                                   Exhibit 10.18


CONFIDENTIAL                                                   Commitment Letter

                          WACHOVIA CAPITAL MARKETS, LLC
                              One First Union Plaza
                            301 South College Street
                      Charlotte, North Carolina 28288-0760

                       WACHOVIA BANK, NATIONAL ASSOCIATION
                              One First Union Plaza
                            301 South College Street
                      Charlotte, North Carolina 28288-0760

                             As of October 14, 2003

Genesis Health Ventures, Inc.
101 East State Street
Kennett Square, PA 19348

Genesis HealthCare Corporation
101 East State Street
Kennett Square, PA 19348

Attention: Mr. Robert Fish / Mr. George Hager

               RE:  $260 Million Senior Secured Credit Facilities for Genesis
                    ---------------------------------------------------------
                    HealthCare Corporation
                    ----------------------

Dear Sirs:

Genesis Health Ventures, Inc. ("GHVI") has announced that it plans to spin-off (the "Spin-off") Genesis HealthCare Corporation ("GHC", and together with GHVI, the "Company" or "you") and has advised us that in connection with the consummation of the Spin-off GHC requires senior secured credit facilities (the "Facilities") in the aggregate amount of $260,000,000 consisting of (i) a $75,000,000 revolving credit facility (the "Revolver") and (ii) a $185,000,000 term loan B ("Term Loan B"), in each case, having substantially the terms set forth on the summary of terms and conditions attached hereto as Exhibit A (the "Term Sheet"). Capitalized terms not otherwise defined in this Letter Agreement shall be as defined in the Term Sheet.

You have also advised us that GHVI intends to offer up to $250,000,000 of its unsecured senior subordinated notes (the "NeighborCare High Yield Notes") and GHC intends to offer up to $225,000,000 of its unsecured senior subordinated notes (the "ElderCare High Yield Notes", and together with the NeighborCare High Yield Notes, the "High Yield Notes").

         Based upon and subject to the foregoing and to the terms and conditions set forth below and in the Term Sheet, Wachovia Bank, National Association ("Wachovia Bank") is pleased to confirm its commitment (the "Commitment") to provide $10,000,000 of the Revolver. Wachovia Capital Markets, LLC ("WCM", and together with Wachovia Bank, "Wachovia") has agreed to serve as Lead Arranger and Sole Bookrunner and to manage and structure the Facilities and to use commercially reasonable efforts to arrange for the syndication of the Facilities and in such capacity to organize a syndicate of lenders (Wachovia Bank and such other lenders being hereinafter referred to as the "Lenders") to provide the portion of the Facilities which is not being committed by Wachovia Bank.

         You agree to actively assist Wachovia in achieving a syndication which is satisfactory to Wachovia and you. This will be accomplished by a variety of means, including (i) direct contact during the syndication between you, your officers, representatives, and employees and the proposed syndicate lenders,
(ii) active participation by your management, advisors, and employees in the preparation of a syndication book and other marketing materials satisfactory to Wachovia to be used in connection with the syndication and (iii) your and their participation in one or more bank meetings and/or individual meetings with individual potential lenders. To assist Wachovia in the syndication efforts, you agree promptly to provide, and cause your advisors to provide Wachovia and the Lenders upon request with all reasonable information in your or their possession (and subject to applicable confidentiality restrictions) deemed necessary by Wachovia to complete the syndication successfully, including but not limited to all information, projections and valuations prepared by you or your advisors or on your or their behalf relating to the Company or the Spin-off. Wachovia reserves the right to engage the services of any of its affiliates in furnishing the services to be performed by it as contemplated herein (at no additional cost to you) and to allocate (in whole or in part) to any such affiliates any fees payable to it in such manner as it and its affiliates may agree in their sole discretion. You agree that Wachovia may share with any of its affiliates and advisors any information related to the Spin-off or any other matter contemplated hereby, subject to the confidentiality restrictions set forth below.

         It is understood and agreed that Wachovia Bank will act as the administrative agent for the Lenders under the Facilities and that Wachovia Bank, in its capacity as Administrative Agent, and WCM, in its capacity as Lead Arranger and Sole Bookrunner, will perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that except as specified in the Term Sheet and the Fee Letter, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities unless you and we shall so agree. It is understood and agreed that Wachovia, in consultation with you, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when to accept their commitments, and further including any naming rights, Lender selection and the final allocations of the commitments, subject to the Lenders' titles and allocations previously agreed upon.

         As consideration for the commitment of Wachovia Bank hereunder and WCM's agreement to manage, structure and syndicate the Facilities you agree to pay to such persons the fees and other consideration specified in the Term Sheet and in the Fee Letter dated as of October 14, 2003 (the "Fee Letter"). Such fees and other consideration shall be payable as set forth in the Term Sheet and the Fee Letter and shall be paid in immediately available funds. Once paid, such fees and other consideration shall not be refundable under any circumstances.

         The commitment of Wachovia hereunder and the agreement to perform the services described herein are subject to the negotiation, execution and delivery of definitive documentation with respect to the Facilities in form and substance satisfactory to it, and to the other Lenders. The commitment hereunder and agreement to perform the services described herein are also subject to (i) compliance of the Spin-off with all applicable laws and regulations (including all applicable federal banking laws, rules and regulations), (ii) the completion by Wachovia Bank of its legal, financial and business due diligence in form and substance satisfactory to it, (iii) there not occurring or becoming known to Wachovia Bank any material adverse change in the business, operations, assets, property, condition (financial or otherwise) or prospects of the Company or any of its subsidiaries, (iv) our not becoming aware of any aspect of the Company not previously disclosed to us which is inconsistent in a material and adverse way with the information, taken as a whole, disclosed to us prior to the date hereof, (v) there not being any competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Company or any of its subsidiaries from the date hereof through successful completion of the syndication (other than the High Yield Notes and the GHVI post Spin-off revolving credit facility also being syndicated by Wachovia), without the prior written consent of Wachovia Bank, and (vi) the other conditions set forth or referred to in the Term Sheet and in the Facilities documentation. The terms and conditions of the commitments and agreements of Wachovia hereunder are not limited to the terms and conditions set forth herein and in the Term Sheet. Those matters which are not covered by or made clear under the provisions hereof or of the Term Sheet are subject to the approval and agreement of Wachovia (it being understood that any terms and conditions reflecting such matters shall not be inconsistent with the terms and conditions set forth herein and in the Term Sheet).

         You hereby represent and covenant that (a) all written information and data (excluding financial projections and information of a general economic nature) concerning the Company (collectively, the "Information"), which has been or is hereafter made available to us by you or on your behalf in connection with the transactions contemplated by this Letter Agreement, taken as a whole, will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all financial projections concerning the Company (collectively, the "Projections") which are made available to us by you or on your behalf will, unless otherwise disclosed, be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the Closing Date for the Facilities. If, subsequent to making any Information or Projections available to us, you becomes aware of any facts which would cause the foregoing representation to no longer be true in any material respect, you will promptly so notify us. The obligation set forth in the preceding sentence shall survive until the later to occur of (i) the execution and delivery of definitive documents for the Facilities and (ii) completion of the syndication. In extending its commitment relating to the Facilities and arranging, structuring and working with you to syndicate the Facilities, Wachovia and the other Lenders may use and rely on the Information and Projections without independent verification thereof.

         By executing this Letter Agreement, you agree (i) to indemnify and hold harmless each of us and our respective officers, directors, employees, affiliates, agents and controlling persons from and against any and all losses, claims, damages and liabilities to which any such person may become subject arising out of or in connection with this Letter Agreement, the Facilities, or the loans, or other extensions of credit under the Facilities, the use of any proceeds of the loans, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing or the security given for the loans or otherwise concerning you, your investors or your Affiliates whether or not any of such indemnified parties is a party thereto, and to reimburse each of such indemnified parties upon demand for any reasonable legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnification will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent arising solely from the willful misconduct or gross negligence of such indemnified party; (ii) to reimburse each of us and our affiliates from time to time upon demand for all reasonable out-of-pocket expenses (including our expenses for due diligence investigation, syndication and travel, and fees and disbursements of outside counsel (including, but not limited to, Morgan, Lewis & Bockius LLP)) incurred in connection with the Facilities and the preparation of any related documentation (including this Letter Agreement, the Term Sheet, the Fee Letter, the definitive documentation for the Facilities and the security arrangements in connection therewith) or the administration, amendment, modification or waiver thereof and (iii) not to make any claim against any indemnified party for any special, indirect or consequential damages in respect of any breach or wrongful conduct (whether the claim therefor is based on contract, tort or duty imposed by law) in connection with, arising out of or in any way related to the Facilities or the Spin-off and the relationship established by this Letter Agreement, or any act, omission or event occurring in connection therewith, and you hereby waive, release and agree not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in your favor. The provisions contained in this paragraph shall remain in full force and effect until definitive financing documentation shall have been executed and delivered.

         The foregoing agreement shall be in addition to any rights that we or any other indemnified party may have at common law or otherwise, including, but not limited to, any right to contribution.

         You agree that this Letter Agreement is for your confidential use only and will not be disclosed by you without Wachovia's consent to any person other than your attorneys, accountants, tax consultants and other advisors, to rating agencies, and as required by law or as compelled by legal process, including, without limitation, by any governmental agency or regulatory body (and then only after giving us prior notice if reasonably practicable) and on a confidential basis. If you do show or circulate this Letter Agreement or the Term Sheet, or disclose the contents thereof, in breach of the foregoing sentence, or do circulate or show the Fee Letter, then you shall be deemed to have accepted this Commitment, including the fee obligations contained in the Fee Letter.

         Wachovia understands that some of the information furnished to it by you may be received by it prior to the time that such information shall have been made public, and hereby agrees that it will keep all the information received by it in connection with the Spin-off and the transactions contemplated by this Letter Agreement confidential except Wachovia shall be permitted to disclose information (i) to such of its officers, directors, employees, agents, representatives, auditors, consultants, advisors, trustees, investments advisors, lawyers and affiliates as need to know such information in connection with the Spin-off and the transactions contemplated by this Letter Agreement, provided that such persons are required to hold such information confidential in accordance with this paragraph; (ii) to a proposed Lender which has agreed to hold such information confidential in accordance with this paragraph; (iii) to the extent required by Applicable Law and regulations or by any subpoena or other legal process (in any which event Wachovia shall promptly notify GHC to the extent not prohibited by applicable law); (iv) to the extent requested by any bank regulatory authority or other regulatory authority; (v) to the extent such information (A) becomes publicly available other than as a result of a breach of this Letter Agreement, (B) becomes available to Wachovia on a non-confidential basis from a source other than the Company or any of its Affiliates, which source is not known to Wachovia to be prohibited from transmitting the information to Wachovia by any contractual or other obligation to the Company or (C) was available to Wachovia on a non-confidential basis prior to its disclosure to Wachovia; (vi) to the extent the Company shall have consented to such disclosure in writing; or (vii) in protecting or enforcing any rights and/or remedies in connection with this Letter Agreement or in any proceeding in connection with the transactions contemplated thereby.

         Notwithstanding anything else in this Letter Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the Federal income tax treatment and Federal tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated herein, and the parties aver and affirm that this tax disclosure authorization has been given on a date which is no later than 30 days from the first day that any party hereto (or any employee, representative, or other agent of any party hereto) first made or provided a statement as to the potential tax consequences that may result from the transactions contemplated hereby.

         This Letter Agreement shall not be assignable by any of you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or to create any rights in favor of, any person other than the parties hereto. This Letter Agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Letter Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Letter Agreement and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto.

         In the event that definitive documentation relating to the Facilities has not been executed on or before December 31, 2003, then this Letter Agreement, the Fee Letter and the commitment contained herein shall terminate, unless Wachovia shall, in its sole discretion, agree to an extension. Notwithstanding the foregoing, the reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive documentation shall be executed and delivered and notwithstanding the termination of this Letter Agreement or Wachovia Bank's commitment hereunder. Your obligations under this Commitment Letter (other than those relating to compensation and limitations thereon) shall terminate upon the execution of definitive documentation for the Facilities.

         Each of you acknowledges that we or our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Spin-off or otherwise. We will not use confidential information obtained from you by virtue of the Spin-off in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. Each of you also acknowledges that we have no obligation to use in connection with the syndication of the Facilities or to furnish to either of you, confidential information obtained from other companies.


         THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS TO BE PERFORMED FULLY WITHIN THE STATE OF NEW YORK.

         Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Letter Agreement or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

          From and after the consummation of the Spin-off, GHVI will have no further obligations in connection with this Letter Agreement or the Fee Letter.

         If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet by returning to us duly executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., Charlotte, North Carolina time, on October 14, 2003. Our commitment and agreements herein will expire at such time in the event we have not received such executed counterparts in accordance with the immediately preceding sentence.

  We are pleased to have been given the opportunity to assist you in connection with the Facilities.

Sincerely,

WACHOVIA BANK, NATIONAL                             WACHOVIA CAPITAL
ASSOCIATION                                         MARKETS, LLC

By: Richard M. Schmersal                            By: Richard M. Schmersal
-------------------------                           ------------------------
Name: Richard M. Schmersal                          Name: Richard M. Schmersal
Title: Director                                     Title: Director

Agreed to and accepted this
14th day of October, 2003


GENESIS HEALTH VENTURES, INC.                       GENESIS HEALTHCARE
                                                    CORPORATION



By: Barbara J. Hauswald                             By: Barbera J. Hauswald
-------------------------                           -------------------------
Name: Barbara J. Hauswald                           Name: Barbara J. Hauswald
Title: SVP / Treasurer                              Title: SVP / Treasurer

                                    EXHIBIT A
                                    ---------

                         GENESIS HEALTHCARE CORPORATION

                     PROPOSED SENIOR SECURED DEBT FACILITIES
                         SUMMARY OF TERMS AND CONDITIONS



Borrower:                 Genesis HealthCare Corporation (the "Borrower" or the
                          "Company")


Facilities:               Total Senior Secured Financing of $260,000,000
                          comprised of the following facilities:

                          1. $75,000,000 five year Secured Revolving Credit (the "Revolver"); and

                          2. $185,000,000 seven year Secured Term Loan B ("Term Loan B").

                          The Revolver and the Term Loan B shall collectively be referred to herein as the "Facilities".

                          $15,000,000 of the Revolver will be available for use by the Borrower for the issuance of letters of credit.

Swingline:                The Facilities will also include a $10,000,000
                          swingline.

Closing Date:             Closing and initial funding under the Facilities will
                          occur upon consummation of the spin-off (the
                          "Spin-off") of the Borrower from its current parent,
                          Genesis Health Ventures, Inc. ("GHVI") and
                          satisfaction of the other conditions precedent set
                          forth below, but in no event later than December 31,
                          2003.
Lead Arranger and
 Sole Bookrunner:         Wachovia Capital Markets, LLC ("WCM") will be Lead
                          Arranger and Sole Bookrunner for the Facilities.

Co-Lead Arranger:         Citigroup Global Markets, Inc.

Administrative Agent:     Wachovia Bank, National Association ("Wachovia Bank"
                          or the "Agent") will be the Administrative Agent for the Facilities.

Documentation Agent:      General Electric Capital Corporation.

Lenders: Wachovia Bank, and a syndicate of financial institutions consisting of certain financial institutions already identified and others to be procured by the Lead Arranger which are reasonably acceptable to the Borrower (collectively, the "Lenders").

Issuing Bank:             Wachovia Bank.

Use of Proceeds:          The Term Loan B may be used to fund repayment of
                          existing indebtedness of GHVI, transaction fees and expenses relating to the Spin-off and the Facilities, and for other general corporate purposes (including working capital). The Revolver may be used to fund permitted acquisitions and for general corporate purposes (including working capital).

Availability:             The Revolver will be available on a revolving basis
                          during the period commencing on the Closing Date and ending on the fifth anniversary thereof.

                          The full $185,000,000 of the Term Loan B will be funded in a single draw on the Closing Date.

                          The Borrower shall certify in connection with each borrowing under the Facilities or issuance of any letter of credit that all representations and warranties are true and correct in all material respects and that no default or event of default has occurred or is then continuing and that no such event shall occur by reason of such loan.

Amortization:             Outstanding principal of the Term Loan B will be
                          payable in quarterly installments of $462,500 each during years one through six and the first three quarters of year seven, and with the remaining outstanding balance due in full on the seventh anniversary of the Closing Date.

                          The Revolver shall be due in full on the fifth anniversary of the Closing Date.

Guarantees:               All obligations of the Borrower under the Facilities
                          will be unconditionally guaranteed by each subsidiary of the Borrower, whether now owned or subsequently acquired or organized (subject to certain exceptions to be mutually agreed) (collectively, the "Guarantors").

Collateral:               The Facilities will be secured by substantially all
                          the assets of the Borrower and each Guarantor, including but not limited to (i) a perfected first priority pledge of 100% of the capital stock of each existing subsidiary of the Borrower and each subsequently acquired or organized subsidiary of the Borrower, subject to certain exceptions to be mutually agreed; (ii) first priority mortgages or deeds of trust on all real property owned or leased by the Borrower or any Guarantor, and (iii) a perfected first priority security interest in substantially all tangible and intangible assets of the Borrower and each Guarantor, including, without limitation, all goods, accounts, health care insurance receivables, equipment, machinery, inventory, investment property, copyrights, trademarks, trade names and patents;
                          provided however, the Collateral shall not include certain assets to be mutually agreed.

Mandatory Prepayments:    The Borrower shall make mandatory prepayments (subject
                          to such exceptions as may be mutually agreed) in an amount equal to:


                          (i) Beginning with the 2004 fiscal year (payable for such year in the 2005 fiscal year), 75% of Excess Cash Flow for the immediately preceding fiscal year; provided, however, that if the Total Leverage Ratio is less than 2.75:1.00, then such prepayment requirement shall be reduced to 50% of Excess Cash Flow;

                          (ii)  100% of insurance net cash proceeds of
                                collateral not applied toward the repair or replacement of damaged properties within 180 days;

                          (iii) 100% of net cash proceeds from asset sales (or
                                series of asset sales) other than (A) proceeds of assets sold in the normal course of business, and (B) proceeds from asset sales to the extent that such proceeds are reinvested in assets to be used in the Borrower's business within 365 days;

                          (iv) 50% of net cash proceeds from the issuance of any equity; provided, however, that if the Total Leverage Ratio is less than 2.75:1.00, then the Borrower shall not be required to make a mandatory prepayment from the proceeds of the issuance of any equity; and

                          (v) 100% of net cash proceeds of issuance of indebtedness.

Interest Rate Options:    At the Borrower's option, the loans will bear interest
                          at either (i) the Alternate Base Rate ("ABR") plus the Applicable Margin or (ii) the LIBOR Rate plus the
                          Applicable Margin.

                          ABR will be the higher of (i) the Agent's Prime Rate or (ii) the overnight federal funds rate plus 0.50%. Interest on ABR borrowings will be payable quarterly in arrears and calculated over a 360-day year. LIBOR will be available for interest periods of one, two, three and six months. Interest on LIBOR borrowings will be calculated on the basis of a 360-day year and adjusted for reserve requirements, if any. Interest on LIBOR loans will be payable at the end of each interest period, and every three months for interest periods in excess of three months duration. The definitive credit agreement will also include the Agent's standard provisions for increased costs, capital adequacy and withholding taxes.


Applicable Margin:        The Applicable Margin for the Term Loan B shall mean
                          with respect to Alternate Base Rate Loans, 2.00%, and, with respect to LIBOR Rate Loans, 3.00%; subject in each case to reduction to 1.75% for Alternate Base
                          Rate Loans and 2.75% for LIBOR Rate Loans, so long as the Total Leverage Ratio is 3.5:1 or less.

                          The Applicable Margin for the Revolver will initially mean with respect to Alternate Base Rate Loans, 1.75%, and, with respect to LIBOR Rate Loans, 2,75%, subject in each case to change in accordance with the following grid:

                                              Total                                    LIBOR
                                            Leverage           ABR Applicable        Applicable
                                              Ratio                Margin              Margin
                                              -----             -------------        -----------
                                             > 4.0:1               2.00%               3.00%
                                      <4.0:1, but > 3.5:1          1.75%               2.75%
                                      <3.5:1, but > 3.0:1          1.50%               2.50%
                                      <3.0:1, but > 2.5:1          1.25%               2.25%
                                              <2.5:1               1.00%               2.00%

Commitment Fee:           A commitment fee will be paid on a quarterly basis, in
                          arrears, at a rate of 0.50% per annum based on the Revolver commitment, regardless of usage.


Letter of Credit Fee:     Equal to the Applicable Margin for LIBOR Rate loans
                          under the Revolver plus a 0.125% fronting fee payable to the Issuing Bank.

                          The Borrower will also pay all documentary and processing charges at the Issuing Bank's standard rates.

Conditions Precedent
to Initial Funding:       The closing and funding of the Facilities will be
                          subject to the satisfaction (substantially simultaneously with the initial funding under the Facilities) of usual conditions for facilities and transactions of this type, and others to be specified by the Lead Arranger and agreed to by the Borrower, including, without limitation, the following:

                          (i) execution of a definitive credit agreement and related documentation;

                          (ii) the Borrower establishing a cash management system acceptable to the Agent and the Lead Arranger for the Borrower and the Guarantors, it being acknowledged by the Agent and the Lead Arranger that the Borrower's currently existing cash management system is acceptable subject to appropriate changes being made to accommodate the Spin-off;

                          (iii) consummation of the Spin-off substantially as described in the Borrower's Registration Statement on Form 10 filed with the SEC on October 10, 2003 (as amended from time to time with the consent of the Lead Arranger) pursuant to definitive documentation that is satisfactory in form and substance to the Lead Arranger;

                          (iv) the Borrower shall have received a private letter ruling or opinion of nationally recognized tax counsel satisfactory to the Agent to the effect that the spin-off will be tax free;

                          (v)     no material adverse change having occurred;

                          (vi) the Company's senior secured credit ratings of "Ba3 with stable or better outlook" from Moody's Investor Services and "BB- with stable or better outlook" from Standard & Poor's shall be reaffirmed;

                          (vii) the Borrower shall have received gross proceeds of at least $200,000,000 from the issuance of its unsecured senior subordinated notes (the "Eldercare Notes") that are issued pursuant to written agreements containing payment terms, maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms substantially as set forth in the draft Preliminary Offering Memorandum dated October 11, 2003 (as amended from time to time with the consent of the Lead Arranger);

                          (viii) all indebtedness under GHVI's Credit, Security, Guaranty and Pledge Agreement dated as October 2, 2001, as amended shall have been repaid in full and all commitments thereunder terminated;

                          (ix) all of GHVI's Second Priority Secured Notes due 2007 (the "Rollover Notes") shall have been redeemed; and




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




                          (x) the payment of all fees due and payable to the Agent or the Lead Arranger as agreed.

Representations and
Warranties:               Those customarily found in the Agent's credit
                          agreements for similar financings and others to be mutually agreed.

Affirmative Covenants:    Those customarily found in the Agent's credit
                          agreements for similar financings and others to be mutually agreed.

Negative Covenants:       Those customarily found in the Agent's credit
                          agreements for similar financings and others to be mutually agreed including, without limitation, restrictions and limitations on liens or encumbrances on assets; indebtedness; guaranties; loans or investments; restricted payments; asset sales; changes in business activities; operating leases;
                          acquisitions; consolidations and mergers; and affiliate transactions.

Events of Default:        Those customarily found in the Agent's credit
                          agreements for similar financings and others to be mutually agreed including, without limitation, cross-default to other indebtedness greater than $10 million, change in control (35% test), material adverse change resulting from termination of regulatory licenses or Medicare and Medicaid reimbursement approvals.

Reporting Requirements:   Within 45 days (plus the period of any extensions
                          obtained pursuant to Rule 12b-25 of the Securities
                          Exchange Act of 1934) of the close of each of the first three fiscal quarters of each fiscal year, the Company will provide, simultaneously to the Agent and the other Lenders, (i) the unaudited, consolidated and consolidating (by major business unit) balance sheets of the Company and its consolidated subsidiaries as at the end of, and the related unaudited consolidated statements of income, stockholders' equity and cash flows for, such quarter, and for the portion of the fiscal year through the end of such quarter, and the corresponding figures as at the end of such quarter, and for the corresponding period, in the preceding fiscal year, (ii) quarterly percentage statistics such as occupancy rate, payor mix and any other statistical and operating information that the Agent may reasonably request and (iii) a covenant compliance certificate signed by an authorized officer of the Company.

                          Within 90 days (plus the period of any extensions obtained pursuant to Rule 12b-25 of the Securities Exchange Act of 1934) of the close of each fiscal year, the Company will provide, simultaneously to the Agent and the other Lenders, (i) consolidated and consolidating (by major business unit) balance sheets of the Company and its consolidated subsidiaries as at the end of, and the related statements of income, stockholders' equity and cash flows for, such fiscal year, and the corresponding figures as at the end of, and for, the preceding fiscal year, and in the case of such consolidated statements, certified by and accompanied by an unqualified report of KPMG LLP or another independent public accountant of recognized standing satisfactory to the Agent, (ii) annual percentage statistics such as occupancy rate, payor mix and any other statistical and operating information that the Agent may reasonably request and
                          (iii) a covenant compliance certificate signed by an authorized officer of the Company.

                          The Company will provide simultaneously to the Agent and the other Lenders, promptly after the same become publicly available, copies of all audits, studies, reports, proxy statements, and other materials filed by the Borrower or any subsidiary thereof with the Securities and Exchange Commission or with any securities exchange.

                          The Company will provide financial projections for the next fiscal year within 30 days after the end of each fiscal year in a form and in reasonable detail satisfactory to the Agent.

Financial Covenants:      Maximum Total Leverage Ratio, Maximum Senior Leverage
                          Ratio, Minimum Consolidated Fixed Charge Coverage
                          Ratio, Maximum Capital Expenditures and Minimum
                          Consolidated Net Worth covenants with levels to be determined.

Required Lenders:         Lenders having credit exposure greater than 50% of the
                          total credit exposure.

Expenses and
Indemnification:          All reasonable out-of-pocket expenses of the Agent and
                          the Lead Arranger associated with (i) the underwriting, arrangement and syndication of the Facilities, including the engagement of professional, appraisal, and consulting firms to assist in due diligence including but not limited to assisting in the valuation of the Company's assets and (ii) the preparation, execution, delivery and enforcement of the credit agreement and the other documentation contemplated thereby (including appraisals, legal fees and other professional services, if any), and (iii) reasonable out of pocket expenses related to the ongoing servicing of the Facilities (including reasonable fees, field examination expenses and charges and disbursements of counsel to the Agent and the Lead Arranger) are to be paid by the Borrower.

                          The Borrower will indemnify the Agent, the Lead Arranger and each Lender and hold it harmless from and against all costs, expenses (including reasonable fees and disbursements of counsel) and liabilities relating to or arising in connection with any enforcement of the credit agreement and any investigative, administrative or judicial proceeding (regardless of whether the Agent, the Lead Arranger or such Lender is a party thereto) arising out of the proposed transactions, including the financing contemplated hereby or any transactions connected therewith, provided that the Agent, the Lead Arranger or a Lender will not be indemnified for losses to the extent resulting from its gross negligence or willful misconduct.

Documentation:            All documentation of the Facilities shall be
                          satisfactory in form and substance in all respects to the Agent and the Lead Arranger.

Syndication:              The Lead Arranger intends, prior to or after execution
                          of definitive documentation, to syndicate all or a part of the Facilities to one or more lenders that may become parties to the definitive documentation. The
                          Company will actively assist in achieving a timely syndication that is satisfactory to the Lead Arranger.




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